Filed pursuant to Rule 433
dated May 2, 2017
Relating to
Preliminary Pricing Supplement dated May 2, 2017
to Prospectus Supplement dated September 7, 2016 and
Prospectus dated November 18, 2014
Registration Statement No. 333-200353

Pricing Term Sheet for 3.000% Secured Medium-Term Notes, Series L, due May 15, 2027

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)

Issuer: Public Service Electric and Gas Company
Trade Date: May 2, 2017

Original Issue Date/Settlement Date: May 5, 2017

Principal Amount: $425,000,000

Price to Public: 99.707% of Principal Amount, plus accrued interest, if any, from May 5, 2017 if settlement occurs after that date

Interest Rate: 3.000% per annum

Interest Payment Dates: May 15 and November 15, commencing November 15, 2017

Redemption: As specified in Preliminary Pricing Supplement dated May 2, 2017. Make Whole amount during the Make Whole Redemption Period to be determined at a discount rate equal to the Treasury Rate plus 12.5 basis points (0.125%).

Maturity Date: May 15, 2027

CUSIP: 74456QBS4

Joint Book-Running Managers:
Citigroup Global Markets Inc. ($87,125,000)

Mizuho Securities USA LLC ($87,125,000)

BNP Paribas Securities Corp. ($65,876,000)

Credit Suisse Securities (USA) LLC ($65,876,000)

Goldman Sachs & Co. LLC ($65,876,000)

Co-Managers:
Scotia Capital (USA) Inc. ($26,561,000)

The Williams Capital Group, L.P. ($26,561,000)

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling Citigroup Global Markets Inc. toll free at 1-800-831-9146 or Mizuho Securities USA LLC. toll free at 1-866-271-7403.